Filed pursuant to Rule 424(b)(5)
Registration No. 333-127859

PROSPECTUS SUPPLEMENT
(To prospectus dated September 22, 2005)

Dyax Corp.

5,500,000 Shares
Common Stock

We are selling 5,500,000 shares of our common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “DYAX.”  On March 8, 2006, the last reported sale price of our common stock was $6.20 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of the accompanying prospectus and beginning on page 15 of our most recently filed Annual Report on Form 10-K.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$5.65	$31,075,000
Underwriting discounts and commissions	$0.15	$825,000
Proceeds to Dyax Corp. (before expenses)	$5.50	$30,250,000

The underwriter may also purchase from us up to an additional 825,000 shares of our common stock to cover over-allotments, if any, within 30 days of this prospectus supplement.

Delivery of the common stock to purchasers will be made on or about March 14, 2006.

Deutsche Bank Securities

The date of this prospectus supplement is March 9, 2006.

This prospectus supplement and the accompanying prospectus, dated September 22, 2005, relate to our offer of 5,500,000 shares of our common stock. You should read this prospectus supplement along with the accompanying prospectus carefully before making a decision to invest in our common stock. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby and the prospectus contains information about our securities generally. This prospectus supplement may add, update or change information in the prospectus. You should rely only on the information provided in this prospectus supplement and the accompanying prospectus or documents incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide you with any other information.

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Prospectus Supplement Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and the related notes and the other documents incorporated by reference in the accompanying prospectus.

About Dyax Corp.

We are a biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications. We use our proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Our lead product candidate, DX-88, is a recombinant form of a small protein that is currently in clinical trials for its therapeutic potential in two separate indications. In collaboration with Genzyme Corporation, we have successfully completed two Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE). In January 2006, we treated our last patient in a third Phase II trial and we commenced a pivotal Phase III trial in December 2005. Independently, we have successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during certain on-pump heart procedures, specifically coronary artery bypass graft (CABG) surgery, and we are currently in partnering discussions for further development of DX-88 in this indication. Furthermore, as we continue to negotiate with potential partners, we have designed a Phase IIb study to be started as soon as practical to ensure the continuing development for this indication. DX-88 has orphan drug designation in the US and EU, as well as Fast Track designation in the US, for the treatment of angioedema.

In addition to our clinical stage programs, we have 12 other product candidates in our discovery and development pipeline, one of which is currently in formal development. The most advanced of these product candidates is DX-2240, a fully human monoclonal antibody that targets the Tie-1 receptor, a protein receptor that scientists believe is important in the process of tumor blood vessel formation known as angiogenesis. DX-2240 offers a novel mechanism of action for inhibiting tumor growth, which we believe may have potential application in the treatment of various types of cancer. All of the compounds in our pipeline were discovered using our proprietary phage display technology which rapidly generates product candidates that bind with high affinity and specificity to therapeutic targets. Although this technology is used primarily to advance our own internal development activities, we also leverage this technology broadly with over 75 revenue generating licenses and collaborations. Currently, our licensees and collaborators have 12 product candidates in clinical trials that were generated from our technology and we estimate that over 70 additional product candidates that were generated using our technology are in various stages of research and preclinical development. We are entitled to receive milestones and royalties from our licensees and collaborators to the extent that any of these product candidates advance in development and are ultimately commercialized.

Our business strategy is to build a broad portfolio of biotherapeutic products developed using our proprietary phage display technology. In the near term, we expect to focus our efforts on completing the clinical development of DX-88 for the treatment of HAE and obtaining market approval of DX-88 in the U.S. in that indication in the second half of 2007. In addition, we expect to move forward on the clinical development of DX-88 as a treatment for patients undergoing CABG surgery, and to advance up to three pre-clinical product candidates, including DX-2240, into development in 2007. In the long term, we expect that we, together with our licensees and collaborators, will continue to use our technology and expertise to identify and develop new products and work to bring those products to the marketplace on a regular basis.

We do not expect to generate profits until the therapeutic products from our development portfolio reach the market after being subjected to the uncertainties of the regulatory approval process.

The Offering

Shares offered in this offering	5,500,000 shares
Common shares to be outstanding after this offering	43,569,096 shares
Use of proceeds	For research and development, working capital and general corporate purposes, including funding clinical trials of our lead product candidate. See “Use of Proceeds” on page S-3.
Nasdaq National Market Symbol	DYAX

The information above is based on 38,069,096 shares of common stock outstanding as of February 28, 2006, and does not include:

•       5,002,842 shares of our common stock issuable upon exercise of stock options outstanding as of February 28, 2006 at a weighted average exercise price of $6.68 per share;

•       7,501,687 shares of common stock reserved for issuance under our 1995 Equity Incentive Plan as of February 28, 2006 of which 2,498,845 shares remained available for future grant;

•       125,454 shares of common stock reserved for issuance under our 1998 Employee Stock Purchase Plan as of February 28, 2006; and

•       825,000 shares of common stock issuable upon exercise of the underwriter’s over-allotment option.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $30.1 million after deducting the underwriting discount and estimated offering expenses.

We intend to use the net proceeds from this offering for research and development, working capital and general corporate purposes, including funding a Phase IIb clinical trial of our lead product candidate, DX-88, for the prevention of blood loss during coronary artery bypass graft (CABG) surgery.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term interest bearing instruments.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

Capitalization

The following table sets forth our consolidated cash, cash equivalents and short-term investments, and capitalization as of December 31, 2005:

•       on an actual basis; and

•       on an adjusted basis after giving effect to our sale of 5,500,000 shares of common stock offered hereby assuming a public offering price of $5.65 per share and after deducting the underwriting discounts and commissions of $0.15 per share and estimated offering expenses.

You should read this table along with our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

As of December 31, 2005 (In thousands)	Actual	As adjusted
Cash, cash equivalents, and short-term investments	$50,664	$80,812
Current portion of long-term obligations	1,770	1,770
Obligation to related party	7,000	7,000
Long-term obligations	2,819	2,819
Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.01 par value; 125,000,000 shares authorized; 38,028,363 shares issued and outstanding, actual; and 43,528,363 shares issued and outstanding, as adjusted	380	435
Additional paid-in capital	222,437	252,530
Accumulated deficit	(182,300)	(182,300)
Accumulated other comprehensive income	421	421
Total stockholders’ equity	40,938	71,086
Total Capitalization	$50,757	$80,905

Dilution

As of December 31, 2005, our unaudited net tangible book value was $39.0 million, or approximately $1.03 per share. Net tangible book value is total assets minus the sum of liabilities and intangible assets. Net tangible book value per share is net tangible book value divided by the total number of shares of common stock outstanding.

Net tangible book value dilution per share to new investors represents the difference between the weighted average amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of 5,500,000 shares of our common stock in this offering and deducting the underwriting discounts and commissions and our estimated offering expenses, our net tangible book value as of December 31, 2005 would have been $1.59 per share. This amount represents an immediate increase in net tangible book value of $0.56 per share to existing stockholders and an immediate dilution (on a weighted average basis) in net tangible book value of $4.06 per share to purchasers of common stock in this offering, as illustrated in the following table:

Public offering price per share of common stock		$5.65
Net tangible book value per share as of December 31, 2005	$1.03
Increase in net tangible book value per share after giving effect to this offering	$0.56
Pro forma net tangible book value per share as of December 31, 2005 after effect to the offering		$1.59
Dilution in net tangible book value per share to new investors		$4.06

This table assumes no exercise of options to purchase 4,949,927 shares of common stock at a weighted average exercise price of $6.69 per share outstanding as of December 31, 2005. To the extent that options are exercised, there will be further dilution to new investors.

Underwriting

Deutsche Bank Securities Inc., referred to as the underwriter, has entered into an underwriting agreement with us in which it has agreed to act as underwriter in connection with the offering. Subject to the terms and conditions contained in the underwriting agreement, the underwriter has agreed to purchase all of the  common stock that will be sold in this offering.

We have agreed to indemnify the underwriter and certain other persons against certain liabilities under the Securities Act.

Over-Allotment Option

We have granted to the underwriter an option, exercisable within 30 days after the date of this prospectus supplement, to purchase from us an aggregate of up to 825,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount. If purchased, these additional shares will be sold by the underwriter on the same terms as those on which the shares offered by this prospectus supplement are being sold. The underwriter may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

Lock-Up Agreements

We, our directors and executive officers have each agreed to a 60-day “lock-up” with respect to our common stock, including securities convertible into or exercisable for our common stock. This means that, subject to certain exceptions, for a period of 60 days following the closing of this offering, we and these persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Deutsche Bank Securities Inc.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions that we will pay to the underwriter. These amounts assume both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the common stock.

	Per Share	Without Option	With Option
Underwriting discount payable by us	$0.15	$825,000	$948,750

The underwriter has advised us that it proposes to offer the common stock directly to the public at the public offering price on the cover of this prospectus supplement. After the offering, the underwriter may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $0.1 million (exclusive of underwriting discounts and commissions).

Stabilization and Short Positions

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involve the sale by the underwriter of a greater number of shares than it is required to purchase or has the option to purchase in this offering, and purchasing common stock on the open market to cover positions created by short sales. The underwriter may close out any short position by purchasing common stock in the open market or by exercising all or a portion of the over-allotment option. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering.

The underwriter has advised us that, under Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of these securities may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Additional Information

This section contains a brief summary of the material provisions of the underwriting agreement and does not purport to be a complete statement of its terms and conditions. A copy of the underwriting agreement will be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Where You Can Find More Information” on page 7 of the accompanying prospectus.

Legal Matters

Certain legal matters will be passed upon for us by Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts. Morrison & Foerster LLP, New York, New York will pass upon certain legal matters for the underwriter. Nathaniel S. Gardiner, a partner of Edwards Angell Palmer & Dodge LLP, is our corporate secretary.

PROSPECTUS

DYAX CORP.

9,000,000 Shares

COMMON STOCK

We may offer to the public shares of our common stock from time to time in one or more issuances.

This prospectus provides you with a general description of our common stock. Each time we sell shares of our common stock we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” beginning on page 4 of this prospectus before you make your investment decision.

Our common stock trades on the Nasdaq National Market under the symbol “DYAX.”

Investing in our common stock involves risks and you should carefully consider those risk factors included in a prospectus supplement and our most recently filed Annual Report on Form 10-K. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is September 22, 2005

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information that we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Note Regarding Trademarks

Dyax and the Dyax logo are registered trademarks of Dyax Corp. All other trademarks or service marks appearing in this prospectus and the documents we incorporate by reference are the property of their owners.

DYAX CORP.

We are a biopharmaceutical company focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications. We currently have two product candidates in or entering into Phase II clinical trials for three indications. We plan to initiate a Phase III trial of our lead product candidate, DX-88 for the treatment of hereditary angioedema (HAE), this year. We are studying DX-88, a novel kallikrein inhibitor, in collaboration with Genzyme Corporation for the treatment of HAE, a rare, debilitating and life-threatening genetic disorder characterized by acute swelling of the larynx, gastrointestinal tract and /or extremities. Independent of our collaboration with Genzyme, we are also studying DX-88 for the prevention of blood loss and other systemic inflammatory responses in patients undergoing heart surgery, specifically coronary artery bypass graft, or CABG procedures. Partnering discussions are underway for the development of DX-88 in this and other surgical indications. Our second product candidate, DX-890, a novel inhibitor of neutrophil elastase, is being developed by our collaborator Debiopharm S.A. for the treatment of cystic fibrosis, a childhood onset, genetic disorder characterized by mucus buildup and inflammation of the lungs, which progressively leads to lung failure. Both DX-88 and DX-890 have received orphan drug designation for their lead indications in the United States and the European Union and DX-88 has been granted Fast Track designation by the U.S. Food and Drug Administration, or FDA, for the treatment of HAE.

DX-88 and DX-890 were identified using our patented phage display technology, which rapidly selects antibodies, peptides and small proteins that bind with high affinity and specificity to therapeutic targets. We are using this powerful discovery engine to build a pipeline of drug candidates that we may advance into clinical development on our own or in partnership with other companies. We also leverage phage display technology broadly by entering into collaborations and licenses with other biotechnology companies and institutions. Currently, over 75 companies and research institutions, including Amgen Inc., Biogen Idec Inc., Genzyme Corporation, ImClone Systems Inc., Human Genome Sciences Inc., MedImmune Inc. and Tanox Inc., have licenses to use our phage display technology and phage display derived compounds to research and develop therapeutic, diagnostic and other products. This licensing program is structured to generate revenues through research funding, license fees, technical and clinical milestone payments and royalties. At present, the majority of such revenues is generated by research funding and license fees. However, as our collaborators continue to use our phage display technology, we anticipate receiving more significant payments in the form of milestones and royalties. To date, at least five products developed by licensees using our phage display technology are in clinic trials, for which we have or will receive clinical milestone payments.

We have accumulated losses since inception as we have invested in the development of our therapeutic product candidates and in our ongoing research and discovery programs. We do not expect to generate profits until therapeutic products from our development portfolio reach the market. Obtaining regulatory approvals to market therapeutic products is a long and arduous process. We cannot currently predict when, if ever, we will obtain such approvals.

Our principal executive offices are located at 300 Technology Square, Cambridge, Massachusetts 02139 and our telephone number is (617) 225-2500.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors contained in a prospectus supplement as well as those set forth in our most recently filed periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or included in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business, operating results and financial condition and could result in a complete loss of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents we incorporate by reference may contain forward-looking statements. Generally, the forward-looking statements use words like “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “will” and similar terms. Without limiting the foregoing, these forward-looking statements include statements about:

•       expected future revenues, operations and expenditures;

•       results of clinical trials and projected timetables for the preclinical and clinical development of, regulatory submissions and approvals for, and market introduction of, our product candidates, including our lead product candidate—DX-88 for HAE;

•       research and development programs;

•       projected cash needs;

•       assessments of competitors and potential competitors;

•       income tax benefits;

•       credit facilities; and

•       collaborations.

Forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements in this prospectus or the documents we incorporate by reference. Many factors could cause or contribute to these differences, including the factors referred to above under the caption “Risk Factors.” The forward-looking events discussed in this prospectus or any documents we incorporate by reference might not occur. Accordingly, you should not place undue reliance on our forward-looking statements.

You should carefully read this entire prospectus and any prospectus supplements, particularly the section entitled “Risk Factors,” before you make an investment decision.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include:

•       working capital;

•       capital expenditures;

•       research and development expenditures;

•       clinical trial expenditures;

•       acquisitions of new technologies and investments; and

•       the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock.

Additional information on the use of net proceeds from the sale of common stock offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

PLAN OF DISTRIBUTION

We may sell the securities being offered by us in this prospectus:

(1)   directly to purchasers;

(2)   through agents;

(3)   through dealers;

(4)   through underwriters; or

(5)   through a combination of any of these methods of sale.

We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

(1)   at a fixed price or prices, which may be changed;

(2)   at market prices prevailing at the time of sale;

(3)   at prices related to the prevailing market prices; or

(4)   at negotiated prices.

We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. If we offer securities in an “at the market” offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Our common stock is listed on the Nasdaq National Market. Any shares of our common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject (if applicable) to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange or on the Nasdaq National Market, but we are not obligated to do so.

The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

LEGAL MATTERS

Palmer & Dodge LLP, Boston, Massachusetts, our legal counsel, will give us an opinion on the validity of the securities offered by this prospectus and any accompanying prospectus supplement. Nathaniel S. Gardiner, a partner of Palmer & Dodge LLP, is our corporate secretary.

EXPERTS

The financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on

Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our web site at http://www.dyax.com. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and prior to effectiveness of this registration statement and after the date of the prospectus and before the sale of all the securities covered by this prospectus; provided, however,that we are not incorporating any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K:

•       our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 1, 2005;

•       our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 (filed with the SEC on May 6, 2005) and June 30, 2005 (filed with the SEC on August 4, 2005);

•       our Current Reports on Form 8-K filed with the SEC on January 12, 2005, February 11, 2005, March 28, 2005, May 23, 2005 and June 6, 2005;

•       the description of our common stock contained in the prospectus included in our Registration Statement on Form S-1 (File No. 333-37394), including any amendment or reports filed for the purpose of updating such description; and

•       the description of our preferred stock purchase rights in our registration statement on Form 8-A, filed with the SEC on June 27, 2001.

You may request a copy of these filings, at no cost, by telephoning our Investor Relations department at (617) 225-2500 or writing us at:

Investor Relations
Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139